Exhibit 99.2

Tower Realty Commencing Litigation Against Crescent and Reckson For Breach of Merger Agreement

PR News Wire via Dow Jones

Damages Sought in Response to Wrongful Action by Crescent and Reckson

        NEW YORK, Nov. 2/PRNewswire/ -- Tower Realty Trust, Inc. (NYSE: TOW) today reported that it has been informed by Crescent Real Estate Equities Company and Reckson Associates Realty Corporation that they will not proceed with their previously announced merger agreement with Tower Realty Trust. Tower Realty Trust views their action as a willful breach of the merger agreement, and is commencing suit against Crescent and Reckson in New York State Supreme Court seeking declaratory and other relief, including damages of not less than $75 million.

        Tower Realty Trust stated, "Regrettably, Tower Realty Trust is the latest victim of Crescent's desperate attempts to unwind many of its financial obligations in light of current market conditions. Tower Realty Trust will not stand idly by. We hold the interests of our shareholders to be paramount. In this regard, our Board and management are committed to exploring all initiatives that will serve our shareholders' best interests, including holding Reckson and Crescent accountable for all damages associated with their wrongful action.

        "Tower Realty Trust has a strong portfolio of real estate properties. In addition, the Company is in a position to benefit from significant lease-up opportunities in its portfolio. Furthermore, management will be thoroughly evaluating all aspects of the portfolio in order to implement those initiatives designed to enhance the portfolio's value."

        Tower Realty Trust said that its Board of Directors has full confidence in Tower's ability to move forward as an independent company under its current management team.

        Tower Realty Trust is a self-managed real estate investment trust engaged in the development, acquisition, ownership, renovation, management and leasing of office properties.

        Tower Realty trust owns interests in 25 office buildings with an aggregate of approximately 4.6 million square feet (as of June 19, 1998) in the Manhattan, Phoenix/Tucson and Orlando markets, with two-thirds of the Company's rental stream derived from its Manhattan office properties. In addition, the Company owns or has options to acquire approximately 50 acres of land upon which it can build 2.2 million square feet.

        Certain statements set forth herein or incorporated by reference herein from the Company's filings under the Securities Exchange Act of 1934, as amended, contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involves certain risks and uncertainties, including, without limitation, statements relating to the timing and success of acquisitions, the ability to lease vacant space and the ability to renew or relet space under expiring leases. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results may differ materially from those set forth in the forward-looking statements. Certain factors that might cause such differences include general economic conditions, general real estate industry risks, tenant defaults and bankruptcies, loss of major tenants, the impact of competition and acquisition, redevelopment and development risks. Consequently, such forward-looking statements should be regarded solely as reflections of the Company's current operating and development plans and estimates. These plans and estimates are subject to revision from time to time as additional information becomes available, and actual results may differ from those indicated in the referenced statements.